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BlackRock, Inc. Contacts:                        MetLife, Inc. Contacts:
Investors: Paul Audet                            Investors: Tracey Dedrick
           212-409-3555                                     212-578-5140
           invrel@blackrock.com                             tdedrick@metlife.com

Media:     Jim Badenhausen                       Media:     John Calagna
           Robinson Lerer & Montgomery                      212-578-6252
           646-805-2006                                     jcalagna@metlife.com
           jbaden@rlmnet.com


                BLACKROCK TO PURCHASE SSRM HOLDINGS FROM METLIFE

              BlackRock to Hold Conference Call Today at 9:30 a.m.

NEW YORK, August 26, 2004 - BlackRock, Inc. (NYSE: BLK), one of the largest publicly traded investment management firms in the United States, and MetLife, Inc. (NYSE: MET), a leading provider of insurance and other financial services to a broad spectrum of individual and institutional customers, today announced that they have entered into a definitive agreement under which BlackRock will acquire SSRM Holdings Inc. (SSRM), the holding company of State Street Research & Management Company and SSR Realty Advisors Inc., from MetLife for $375 million in cash and stock.

Under the terms of the transaction, which has been approved by the Boards of Directors of BlackRock and MetLife, MetLife will receive at closing $325 million in cash and $50 million of BlackRock class A common stock. Additional cash consideration, which could increase the purchase price by up to 25%, may be paid over 5 years contingent on certain measures.

Closing is expected in early 2005 pending required regulatory and fund shareholder approvals and satisfaction of other customary closing conditions. The transaction is expected to be accretive to BlackRock's earnings in 2005 and is not expected to have a material impact on MetLife's 2005 operating earnings, although MetLife expects the transaction to have a positive impact to net income of between $145 million and $165 million.

At July 31, 2004, BlackRock had $314 billion of assets under management. At June 30, 2004, SSRM had $52 billion of assets under management. With $366 billion of assets under management, the combined company would be one of the 20 largest asset managers in the world. The acquisition of SSRM is expected to enhance BlackRock's investment management platform with additional U.S. equity, alternative investment and real estate equity management capabilities, expanding the universe of products offered to institutional and individual investors worldwide. In addition, the transaction is expected to expand the scale and scope of BlackRock's mutual fund products and distribution capabilities. The acquisition will also augment BlackRock's strength as a global leader in fixed income investing.

Following the transaction, BlackRock will manage over $325 billion for institutional investors, including pension plans, corporations, insurance companies, banks and other financial services companies. All of these clients will continue to benefit from the company's independent

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investment management, risk management, investment system outsourcing and financial advisory services. In addition, the combined firm will build on SSRM's 80-year history of serving individual investors with the highest quality investment products. The combination of SSRM Funds and BlackRock Funds will constitute the 17th largest broker-distributed mutual fund family in the U.S. with more than $26 billion of assets under management.

In connection with this transaction, BlackRock and MetLife have agreed to enter into a cooperation agreement at closing to enhance and expand the products and services provided to the clients of SSRM, MetLife and BlackRock.

Laurence D. Fink, BlackRock chairman and chief executive officer, stated, "This transaction brings to BlackRock the benefit of SSRM's talented professionals as well as an important alliance with MetLife - both of which will further strengthen BlackRock's ability to work with clients to meet their investment and financial needs. Importantly, BlackRock and SSRM share a similar culture defined by a commitment to excellence, integrity and teamwork. We believe that this common culture is critical to successfully combining the complementary capabilities of our two companies and delivering the benefit of greater breadth and depth of resources to the clients of SSRM, MetLife and BlackRock."

Robert H. Benmosche, MetLife chairman and chief executive officer, said, "We are pleased that MetLife customers invested through SSRM will gain the investment management expertise and track record of one of the nation's leading investment management firms. We will work with BlackRock to allow the continuation of outstanding asset management services for our clients and work with BlackRock to develop opportunities to enhance the ways we serve our clients."

Richard S. Davis, SSRM chief executive officer, said, "We are excited to join forces with BlackRock's highly accomplished team and our combined asset management capabilities form a powerful presence among asset managers. We share a common culture with a commitment to attracting and retaining highly talented professionals who deliver excellence through investment results and provide superior service to institutional clients and mutual fund shareholders."

BlackRock expects the combined firm to maintain significant presence in all of the cities in which SSRM currently operates, including Boston, San Francisco and Morristown, New Jersey. Davis will join BlackRock's management team to ensure a smooth integration of the two firms and to lead BlackRock's expanded efforts in Boston. Similarly, Fred Lieblich, SSR Realty Advisors president and chief executive officer, is expected to continue to lead the real estate equity business of the combined firm.

BlackRock today provided its initial guidance for fiscal year 2005, indicating that, based on current market conditions and before giving effect to the acquisition of SSRM, management expects earnings to be between $3.20 and $3.40 per fully diluted share.

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Teleconference Call and Supplementary Information: BlackRock will host a teleconference call for investors and analysts at 9:30 a.m. (ET) today. If you are interested in participating in the call, please dial (800) 374-0176 (domestic) or (706) 679-4634 (international) and reference the BlackRock Conference Call. Supplementary information, which includes significant financial information that will be discussed on the teleconference call, will be available on BlackRock's website at www.blackrock.com under "Investor Relations" prior to the beginning of the teleconference call. Please note that the teleconference call will be available for replay beginning at 11:30 a.m. on Thursday, August 26, 2004 and ending at 11:59 p.m. on September 2, 2004. To access the replay, please dial (800) 642-1687 (domestic) or (706) 645-9291 (international) and enter the Conference ID Number 9655142.

About BlackRock: BlackRock is one of the largest publicly traded investment management firms in the United States with approximately $314 billion of assets under management at July 31, 2004. BlackRock manages assets on behalf of institutional and individual investors worldwide through a variety of equity, fixed income, liquidity and alternative investment products. In addition, BlackRock provides risk management, investment system outsourcing and financial advisory services to a growing number of institutional investors. Clients are served from the Company's headquarters in New York City, as well as offices in Boston, Edinburgh, Hong Kong, San Francisco, Tokyo and Wilmington. BlackRock is majority owned by The PNC Financial Services Group, Inc. (NYSE: PNC) and by BlackRock employees. For additional information, please visit the company's Web site at www.blackrock.com.

About MetLife: MetLife, through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers. The MetLife companies serve individuals in approximately 13 million households in the U.S. and provide benefits to 37 million employees and family members through their plan sponsors. Outside the U.S., the MetLife companies serve approximately 8 million customers through direct insurance operations in Argentina, Brazil, Chile, China, Hong Kong, India, Indonesia, Mexico, South Korea, Taiwan and Uruguay. For more information about MetLife, please visit the company's Web site at www.metlife.com.

About SSRM: State Street Research & Management Company, with a history dating back to 1924, is one of the nation's first investment management organizations. The firm together with its affiliate SSR Realty Advisors actively manages stock, bond, balanced and real estate portfolios for both institutional and individual investors. SSRM manages pension money for many of the largest U.S. corporate pension plans and traces several of its institutional client relationships nearly 30 years. SSRM also manages money for public and union pension plans, foundations and endowments, and mutual funds for over 540,000 shareholder accounts. As of June 30, 2004, the firm, together with SSR Realty Advisors, had $52 billion in assets under management, including $26 billion in fixed income, $20 billion in equity, and $6 billion in real estate. Additional information is available at the company's Web site, www.ssrm.com.

Forward Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements include financial projections and estimates and their underlying assumptions, statements regarding plans, objectives and expectations with respect to future operations, products and services and statements regarding future performance. Forward-looking statements are generally identified

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by the words "expect," "anticipates," "believes," "intends," "estimates" and similar expressions. Investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

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